EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-182419 on Form S-8 of Alexander & Baldwin, Inc. of our reports dated March 1, 2017, relating to the financial statements and financial statement schedule of Alexander & Baldwin, Inc. and subsidiaries and the effectiveness of Alexander & Baldwin, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Alexander & Baldwin, Inc. for the year ended December 31, 2016, in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Honolulu, Hawaii
November 8, 2017